Exhibit 99.1

Vical Incorporated

Non-Employee Director Compensation Policy

Director Fees

The Chairman of our Board of Directors receives an annual fee of $25,000. Each of our other non-employee directors receives an annual fee of $20,000. Each non-employee director, including the Chairman of the Board, also receives $1,500 for each meeting of the Board of Directors attended by such director.

Non-employee directors also receive fees for participation on committees of the Board of Directors. The Chairman of our Audit Committee receives an annual fee of $10,000 and each other member of the Audit Committee receives an annual fee of $5,000. The Chairman of our Compensation Committee receives an annual fee of $5,000 and each other member of the Compensation Committee receives an annual fee of $2,500. The Chairman of our Nominating/Governance Committee receives an annual fee of $5,000 and each other member of the Nominating/Governance Committee receives an annual fee of $2,500.

Non-employee directors are also reimbursed for their expenses for each Board or committee meeting attended. All fees are paid on or about February 15th following the year during which services were rendered, excluding expenses which are reimbursed as incurred.

Director Options

Under our Amended and Restated Stock Incentive Plan, each of our new non-employee directors, on the date of his or her election to the Board of Directors, receives an option to purchase 20,000 shares of our common stock at its fair market value on the date of grant. The shares subject to these options generally vest 25% on the first anniversary of the date of grant, with the remaining shares vesting quarterly over the next three years.

Each non-employee director who has served on our Board of Directors for at least six months on the date of each regular Annual Meeting of stockholders also receives an annual grant of an option to purchase 12,500 shares of our common stock which becomes exercisable in full on the date of the regular Annual Meeting of Stockholders following the date of grant. No more than an aggregate of 30% of the shares available under our Stock Incentive Plan are available for grant to non-employee directors. Our Board of Directors may provide discretionary grants under the Stock Incentive Plan to our non-employee directors.

The Chairman of our Board of Directors receives an annual grant of an option to purchase 20,000 shares of our common stock under the Stock Incentive Plan (in lieu of the annual grant of an option to purchase 12,500 shares which he would otherwise receive as a non-employee director) which also becomes exercisable in full on the date of the regular Annual Meeting of Stockholders following the date of grant.